SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________


                                    FORM 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 13, 1999

                         First West Chester Corporation
      _____________________________________________________________________
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
      _____________________________________________________________________
                 (State or other jurisdiction of incorporation)

               0-12870                                      23-2288763
      __________________________               _________________________________
        (Commission File No.)                  (IRS Employer Identification No.)

              9 North High Street, West Chester, Pennsylvania 19380


                               (610) 344-2686
                         _____________________________
                         Registrant's Telephone Number


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ITEM 5.

On July 13, 1999, Charles E. Swope, Chairman of the Board and President of First West Chester Corporation and The First National Bank of West Chester, released information regarding 2nd quarter earnings for 1999.

Attached as Exhibit 99.1, is a press release relating to this event.

ITEM 7.  EXHIBITS

         99.1 Press Release dated July 13, 1999


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                                                     SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   July 13, 1999                    FIRST WEST CHESTER CORPORATION


                                          By:/s/Charles E.Swope
                                             ___________________________________
                                             Charles E. Swope,
                                             Chairman of the Board and President


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                                  EXHIBIT 99.1

                    FIRST WEST CHESTER CORPORATION ANNOUNCES
                    RECORD NET INCOME FOR SECOND QUARTER 1999


         (July 13, 1999-West Chester, PA) - Charles E. Swope, Chairman of the Board, President, and CEO of The First National Bank of West Chester, subsidiary of First West Chester Corporation, announced that net income for the quarter ended June 30, 1999 was $1.394 million, an increase of 9.3% compared to 1998 second quarter net income of $1.276 million, resulting in a year to date net income of $2.479 million. Mr. Swope also announced an increase in Financial Management Services ("FMS") assets of 8.3% to $414.7 million and a 12.3% increase in FMS related revenues to $629 thousand compared to the second quarter of 1998.

         Bank assets on June 30, 1999, were $481.9 million, an increase of $42.1 million or 9.6% compared to $439.8 million at June 30, 1998. This growth can be attributed to customer dissatisfaction with merger activity at some of the larger institutions and our continued deposit growth developed from our expansion into the Frazer area and from our newly opened Matlack Street Training Center Branch.

         First National Bank, a Community bank founded in 1863 offers a full range of financial management and banking services to individuals and businesses in Chester County, PA through its seven banking offices. President Swope stated, "As West Chester celebrates its 200th Anniversary, we reaffirm our intention to remain the Largest Independent Bank headquartered in Chester County."

         First West Chester Corporation is traded in the over-the-counter market under the symbol of "FWCC." For more information, please contact our Shareholder Relations Department at (610) 344-2686.